Exhibit 10.18
OPENDOOR TECHNOLOGIES INC.
1 Post Street, 11th Floor
San Francisco, California 94104

December 1, 2022

Eric Wu
VIA EMAIL

Re: Amendment of Letter Agreement
Dear Eric:

Reference is hereby made to the continued employment letter agreement between you and Opendoor Labs Inc. dated as of September 14, 2020 (the “Agreement”). This letter agreement amends the Agreement, effective as of December 1, 2022 (the “Effective Date”), in the manner set forth herein, to reflect that, as of the Effective Date, you shall resign as Chief Executive Officer and Chairperson of the Board of Directors of Opendoor Technologies Inc. (the “Company”) and transition to your new role as the Company’s President, Marketplace.

1.     Section 1 of the Agreement is amended and restated in its entirety to read as follows:

    1.    Employment & Board Position. Effective as of the Effective Date, you shall resign your position as Chief Executive Officer of the Company and its subsidiaries, and you shall remain employed with the Company as the Company’s President, Marketplace, reporting to the Chief Executive Officer of the Company. As President of Marketplace, you will be responsible for developing and overseeing the Company's third-party marketplace product and other responsibilities consistent with your title as may from time to time be assigned to you by the Chief Executive Officer of the Company. By signing this Agreement, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties to the Company. You will be expected to continue to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control. You and the Company acknowledge and agree that you currently work in the greater Los Angeles metropolitan area and that such location shall be considered your principal place of employment for purposes of the Agreement.

    Effective as of the Effective Date, you shall resign from your position as Chairperson of the Board of Directors of the Company (“Board”), and you will continue to serve on the Board in a non-Chairperson capacity. In the event you are no longer President, Marketplace of the Company, you shall and hereby do resign your position as a member of the Board, effective as of the date you are no longer President, Marketplace of the Company.

2.    Section 4(b) of the Agreement is amended to renumber the second clause (i) (“Post-Listing Restricted Stock Units”) to (ii) and to add a new clause (iii) to read as follows:

        (iii)    Cancellation of Certain Restricted Stock Units. The Company has granted you (x) the Post-Listing RSU on December 17, 2020, a portion of which has vested as set forth on Schedule I hereto, and (y) time-vesting restricted stock units on March 30, 2021 (the “2021 TRSUs”), a portion of which has vested as set forth on Schedule I hereto. On the Effective Date, you voluntarily and knowingly agree to forfeit and relinquish any outstanding unvested portion of the Post-Listing RSU and any outstanding unvested 2021 TRSUs in their entirety, all of which are set forth on Schedule II hereto. Further, you acknowledge and understand that, as of the Effective Date, the unvested Post-Listing RSU and unvested 2021 TRSUs as set forth on Schedule II hereto will be cancelled, terminated, and of no further force or effect, and neither you nor the Company will have any further rights or obligations with respect to the Post-Listing RSU and 2021 TRSUs or with respect to any Shares that could have been issued thereunder.

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3.    The final paragraph of Section 4 is revised to delete “following the first release of shares from the Lockup (as defined on Exhibit A), if any”.

4.    Section 6 of the Agreement is amended by adding a new sentence at the end thereof to read as follows:

    The Company intends to adopt a severance program for employees and executive officers of the Company and its subsidiaries. You shall be entitled to participate in such severance program and, in the event of a qualifying termination of your employment under the terms of such program, you will have the right to receive severance payments and benefits under such program at a level consistent with (and no less favorable than) the severance payments and benefits provided to executive officers at the same level in the organization, subject to your satisfaction of any conditions to be set forth therein.

5.        Section 5 of the Agreement is amended and restated in its entirety to read as follows:

    5.    Confidential Information and Invention Assignment Agreement. You must continue to comply with the terms of the Confidential Information and Invention Assignment Agreement that you previously executed with the Company, effective June 23, 2016, as amended and restated effective as of the Effective Date, which remains in full force and effect.

6.    Section 7 of the Agreement is amended and restated in its entirety to read as follows:

    7.    Outside Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. The Company hereby consents to you continuing to render services to Culdesac and DivvyHomes pursuant to the advisory agreements you currently have with such companies, so long as such activities continue not to interfere with the performance of your duties to the Company. Nothing in this Agreement shall prohibit or restrict you from managing your personal investments in companies that are not competitive with the Company or engaging in civic, charitable, religious or political activities, sitting on a non-profit, professional, or industry boards, conducting personal speaking engagements, or serving as a member of the board of directors of up to two publicly traded corporations (other than, for the avoidance of doubt, any corporation that is known by you to compete with the Company (or is planning or preparing to compete with the Company), in any line of business engaged in (or planned to be engaged in) by the Company), in each case, provided such endeavors or service do not materially interfere with your obligations under this Agreement. Nothing in this Agreement shall prohibit or restrict you from investing in a fund (i) for which you do not have any direction or control over the investment decisions, (ii) that is not formed for the purpose of making investments in entities that are known by you to compete with the Company (or are planning or preparing to compete with the Company), and (iii) that is a bona fide “fund” and is not earmarked for one investment.

7.    The Company shall reimburse you for your attorneys’ fees and expenses incurred in connection with the negotiation and drafting of this letter agreement, up to a maximum of $25,000.
8.    The Company has assumed the obligations of Opendoor Labs Inc. under the Agreement to the extent necessary and applicable and shall cause Opendoor Labs Inc. to perform any obligations under the Agreement, as amended by this letter agreement, to the extent necessary and applicable. Except as otherwise specifically amended by this letter agreement, the Agreement shall remain in full force and effect. This letter agreement and the Agreement constitute the entire understanding of the parties hereto, with respect to the subject matter hereof, and, in the interest of clarity, you acknowledge and agree to all of the terms hereof. In the event of any conflict between the Agreement and this letter, the terms of this letter agreement shall control.

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    To indicate your acceptance of your new role on the terms set forth herein, please sign and date this letter and return to me within two business days of the date of this letter.

Very truly yours,

OPENDOOR TECHNOLOGIES INC.

By:
     Glenn Solomon
     On behalf of the Board of Directors

ACCEPTED AND AGREED:

Eric Wu

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SCHEDULE I

	Grant Date	Vesting terms	Shares which have Vested as of the Effective Date
Post-Listing RSU	December 17, 2020	Vests upon achievement of 6 share price milestones, in equal 1/6th installments	2,480,963
2021 TRSUs	March 30, 2021	Vests in equal quarterly installments over four years following January 15, 2021, subject to continued service through each vesting date	2,379,346.38

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SCHEDULE II

	Grant Date	Vesting terms	Shares which remain Unvested as of the Effective Date
Post-Listing RSU	December 17, 2020	Vests upon achievement of 6 share price milestones, in equal 1/6th installments	12,404,811
2021 TRSUs	March 30, 2021	Vests in equal quarterly installments over four years following January 15, 2021, subject to continued service through each vesting date	3,059,159.63

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